Exhibit 99.1

McDermott Previews First Quarter 2008

HOUSTON--(BUSINESS WIRE)--McDermott International, Inc. (NYSE:MDR) (“McDermott” or the “Company”) today provided a preview of the Company’s expected segment financial results, and other major items, for the first quarter of 2008 based upon management's recent operating reviews. As previously announced, McDermott will issue its actual first quarter results during the evening of May 12, 2008, and hold a conference call with the financial community the following morning at 10:00 a.m. eastern time.

Expected Segment Results - 1Q08	Revenue Range	Segment Income Range
($ in millions)
Offshore Oil & Gas Construction	$630-650	$48-53
Power Generation Systems	$600-620	$72-77
Government Operations	$185-190	$37-40
Unallocated Corporate	-	($11)-(9)
Consolidated Revenue & Operating Income	$1,415-1,460	$146-161

Business Discussion & Outlook

The Offshore Oil & Gas Construction segment was adversely affected by external events in the three-month period ending March 31, 2008, which is expected to moderate both segment revenues and segment income for the 2008 first quarter. During the quarter, over one-half of McDermott’s planned offshore working days for major construction vessels were unproductive, primarily due to harsh weather in certain parts of the Asia-Pacific and Middle East regions. As a result, the financial impact to McDermott’s first quarter is anticipated to be twofold, comprised of an approximate $20 million period expense and the deferral of unrecognized project revenue and income to future periods.

The Power Generation Systems segment is expected to report strong results in the first quarter of 2008, with segment income expected to increase approximately 10 percent sequentially and over 60 percent compared to the first quarter of 2007. Improved performance on existing power contracts and an active service and replacement parts business, in addition to an approximate $10 million gain on an asset sale, are the key drivers to this expected performance.

The Government Operations segment is expected to report its highest level of quarterly segment income since inception. Efficiency improvements and timing benefits in the manufacture of nuclear components for certain U.S. Government programs, combined with reduced G&A expense and strong performance from site management activity, are major items contributing to the expected sequential and year-over-year growth.

“Although we are expecting a mixed first quarter from the segments, the outlook for 2008 remains solid,” said Bruce W. Wilkinson, Chairman of the Board and Chief Executive Officer of McDermott. “Power Generation Systems and Government Operations are expected to have outstanding results in the first quarter of 2008. The Offshore Oil & Gas Construction business was negatively affected during the period, but in spite of the external events, I continue to anticipate a strong year in this segment.”

Consolidated Backlog

The Company currently expects that consolidated first quarter 2008 backlog will increase approximately $350 million from year-end and over $2.2 billion from a year ago, to a record level of approximately $10.2 billion, reflecting the continued strength of industries served and customers’ confidence in McDermott’s capabilities.

Net Income and Earnings Per Share

McDermott expects that based upon the preceding estimated data, a consolidated tax rate of approximately 25 percent and approximately 230 million of diluted common shares, that the Company’s net income will range between $115-125 million, or approximately $0.50-0.54 per diluted share in the first quarter of 2008.

“I have consistently indicated, in both good and soft quarters, that the engineering & construction industry does not fit neatly in 90-day increments,” said Bruce W. Wilkinson, Chairman of the Board and Chief Executive Officer of McDermott. “We expect 2008 to be another robust year at McDermott. The results we expect from Power Generation Systems and Government Operations this quarter are outstanding. Our expected first quarter results from Offshore Oil & Gas are not systemic, but related to extraordinary events within the period, which we do not expect to overly impact the balance of the year.”

OTHER INFORMATION

About the Company

McDermott is an engineering and construction company, with specialty manufacturing and service capabilities, focused on energy infrastructure. McDermott’s customers are predominantly utilities and other power generators, major and national oil companies, and the United States Government. With its global operations, McDermott operates in over 20 countries with more than 20,000 employees.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company’s actual results of operations. These forward-looking statements include statements relating to the Company’s and its segments’ results of operation for the first quarter 2008, statements related to the Company’s positive outlook for 2008 and the Company’s belief that the effects of the first quarter will have a limited impact on the Company’s 2008 results. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including adverse changes in the markets in which we operate, our inability to successfully execute on contracts in backlog or that awards and contracts in backlog may not otherwise result in the expected revenues. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott’s annual and quarterly filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended December 31, 2007.

CONTACT:
McDermott International, Inc.
Investor Relations & Corporate Communications
Vice President
Jay Roueche, 281-870-5462
jroueche@mcdermott.com
or
Director
Robby Bellamy, 281-870-5165
rbellamy@mcdermott.com